Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-4 (File number 33-205761) and related Prospectus of SciVac Therapeutics Inc. for the registration of its common shares and to theinclusion therein of our report, dated May 4, 2015, with respect to the consolidated financial statements of SciVac Ltd. as of December 31, 2014 and 2013 and the related consolidated statements of profit or loss and other comprehensive income and changes in equity and cash flows for each of the three years in the period ended December 31, 2014, filed with the U.S. Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Tel-Aviv, Israel

February 4, 2016